Exhibit 10.14
Execution Copy
HENDRICKS EQUITY STAKE TRANSITION TERM SHEET
JULY 29, 2008
John Hendricks is the Founder of Discovery Communications. On September 8, 1982 Mr. Hendricks incorporated Cable Educational Network, Inc., which launched The Discovery Channel on June 17, 1985. Subsequently, the Company’s name was changed to Discovery Communications to reflect its flagship network brand. In 1986, the predecessor entities of current shareholders Discovery Holding Company and Advance Newhouse Communications made investments in Discovery Communications and, over time, entered into a number of Shareholder Agreements and Amendments with John Hendricks. Through the course of Discovery’s 26-year history, Mr. Hendricks’ original equity holdings were transitioned into phantom equity and appreciation units, forms of long-term incentives appropriate for a private company with no public market value. Now that the Company is planning its transition to a public company, it is appropriate and in the best interests of the Company’s Shareholders that the Founder’s current long-term incentives, specifically his participation in the Company’s appreciation, be transitioned to long-term stock options, a form of incentive more suitable for a public company, as compensation is tied directly to the Company’s stock appreciation which benefits all Shareholders. The following terms represent the agreement between the “new” Company (following consummation of the events described in the Form S-4 which will result in the Company becoming a public company) and Mr. Hendricks concerning this transition.
1.	Stock Option Grants
a.	Maintain the opportunity for equity appreciation carry on 6,653,300 DAP units/options through 2018.

b.	Replace vested and cashed out DAP units with nonqualified stock options (i.e., upon October vesting) to purchase Series A common stock (subject to approval by the Company’s Compensation Committee).
i.	For 2008, 4,779,467 DAP units vest and are replaced with 10-year stock options.

ii.	For 2009, 1,042,171 DAP units vest and are replaced with 9-year stock options.

iii.	For 2010, 415,831 DAP units vest and are replaced with 8-year stock options.

iv.	For 2011, 415,831 DAP units vest and are replaced with 7-year stock options.
The number of options issued for each DAP unit will depend upon the conversion ratio applicable in the merger transaction contemplated in the Company’s Form S- 4. To the extent the conversion ratio is not 1:1 or there is a price adjustment, the number of options granted will be adjusted accordingly.

c.	All DAP units shall be paid out on vesting in accordance with the Discovery Appreciation Plan (“DAP”), provided that, if the Company becomes a reporting company before the DAP units have vested on October 1, 2008, then (regardless of how the Company determines “Ending Unit Value” for other DAP participants) the “Ending Unit Value” will be based solely on the average closing price of the Company’s common stock, without application of the 110% multiplier referred to in the DAP’s definition of “Ending Unit Value” (as equitably adjusted if the conversion ratio is not 1:1).

d.	If the Company becomes a reporting company before the DAP units have vested on October 1, 2008, then the stock options will be granted on October 1, 2008 and the exercise price will be equal to the fair market value on that date. If the Company becomes a reporting company after the DAP units have vested on October 1, 2008, then see stock option grant determination details below.

e.	All stock options expire in 2018.

f.	These grants cover all equity awards to be made through 2018 (though the Committee may grant additional equity at their discretion).

g.	Mr. Hendricks will not be entitled to receive any ongoing equity awards (other than discretionary grants made by the Committee).

h.	Stock options vest ratably over four years.

i.	Stock options may be exercised at any point after vesting (subject to any blackout period restrictions), but will not be reloaded by additional grants upon exercise.
2.	Termination Provisions
In the event of his termination of employment with the Company, Mr. Hendricks’s stock options will be governed by the following paragraphs.
a.	If Mr. Hendricks is terminated for “Cause,”* then all of the stock options shall be forfeited.

b.	If Mr. Hendricks is terminated (1) as a result of death, “Disability”*, or “Retirement”*, or (2) by the Company other than for Cause, then all of the stock options shall be immediately vested, and the stock options will remain exercisable during their original term;

c.	If Mr. Hendricks voluntarily departs from the Company (other than as described in b(1) above), then any stock options not vested on the date of termination shall

*	As defined in Attachment 1 hereto

be forfeited, and the vested stock options will remain exercisable for one year following the termination (but not beyond their original term); and

d.	The right of Mr. Hendricks to exercise his stock options during any period of time following termination of employment, pursuant to b or c, above, is conditioned upon Mr. Hendricks signing a “General Liability Release”* and abiding by a “Non-Compete”*, and if such release is not signed or if the Non-Compete is breached, then no options may be exercised after the date of termination and any gains from the post-termination exercise of the options may be clawed-back by the Company.
3.	Stock Option Grant Determination Details if Discovery Becomes a Reporting Company after DAP Unit Vesting
If the Company becomes a reporting company after the DAP units scheduled to vest on October 1, 2008 have vested, then within 10 days of becoming a reporting company, the Company will grant Mr. Hendricks a number of options equal to the number of such DAP units that vested.
a.	The exercise price for these stock options will be the higher of the fair market value of DHC common stock on the date the DAP units vested (as equitably adjusted if the conversion ratio is not 1:1) or the fair market value of the Company’s common stock on the grant date.

b.	The number of options assumes a conversion ratio of 1 for 1 from DHC common stock to the Company’s common stock with no price adjustment upon conversion. To the extent there is a different conversion ratio or price adjustment, the number of options granted will be adjusted accordingly.

c.	If the fair market value of the Company’s common stock at the date of grant of the options is greater than the fair market value of DHC’s common stock when the DAP units vest (as equitably adjusted if the conversion ratio is not 1:1), Mr. Hendricks shall be entitled to receive a cash payment as described in the Loss Value Payment Addendum attached hereto as Attachment 2.
This Term Sheet and its Attachments contain the principal terms of the definitive agreement that is intended to be entered into by the parties and shall govern relations between the Company and Mr. Hendricks until such definitive agreement is executed. The definitive agreement will become effective upon its approval by the Company’s compensation committee at its first meeting immediately following the consummation of the events described in the Company’s Form S-4, resulting in the Company becoming a reporting company with publicly traded common stock.

/s/ John S. Hendricks
John S. Hendricks

The Compensation Committee of
Discovery Communications, LLC

By:	/s/ Robert R. Bennett
Robert R. Bennett

By:	/s/ Robert J. Miron
Robert J. Miron

Attachment 1
*CERTAIN DEFINITIONS
The following definitions will apply to the stock options issued to John Hendricks (the “Executive”):
1.	Cause. The Company shall have “Cause” to terminate the Executive’s employment as a result of the Executive’s:
     i. Willful malfeasance in connection with his services to the Company (and its successors), including embezzlement, or misappropriation of funds, property or corporate opportunity;
     ii. Committing any act or becoming involved in any situation or occurrence involving moral turpitude, which is materially damaging to the business or reputation of the Company (or its successors); or
     iii. Conviction of, or plea of guilty or nolo contendere to, or failure to defend against the prosecution for, a felony or a crime involving moral turpitude.
The Executive’s employment shall not be terminated for Cause under clauses (i) or (ii) unless the Company notifies the Executive in writing of its intention to terminate his employment for Cause, describes with reasonably specificity the circumstances giving rise thereto, and (provided the Board believes such circumstances are susceptible of being cured by the Executive) provides the Executive a period of at least ten (10) business days to cure, and the Executive has failed to effect such a cure within such period. The Board, in its reasonable discretion, exercised in good faith, shall determine whether the Executive has cured the circumstances giving rise to Cause. In addition, the Executive’s removal as Chairman is subject to the special class voting rights of the Company’s Series A convertible preferred stockholders (requiring a supermajority vote).

2.	Disability. The Executive shall be deemed to have a “Disability” if the Executive is unable to perform substantially all of his duties to the Company in the normal and regular manner due to mental or physical illness or injury, and has been unable so to perform for one hundred fifty (150) days or more during the twelve (12) consecutive months then ending. The determination of Executive’s Disability shall be made by the Board. The Executive shall cooperate fully with any physician or health care professional (the “Doctor”) chosen by the Board, in its sole discretion, to review Executive’s medical condition. The Executive shall cooperate with the Doctor by, among other things, executing any necessary releases to grant the Doctor full access to any and all of the Executive’s medical records, authorizing or requiring physicians and other healthcare professionals who have treated or dealt with the Executive to consult with the Doctor and submitting to such physical examinations or testing as may be requested by the Doctor. The Executive shall be deemed to have a Disability if he is receiving disability benefits under the long term disability plan sponsored by the Company.

3.	General Liability Release. The General Liability Release shall have terms substantively identical to the form annexed to the Discovery Appreciation Plan, as Attachment A thereto.
4.	Non-Compete. The Non-Compete shall have terms which are substantively identical to the covenant-not-to-compete applicable to the Company’s Chief Executive Officer as of the date hereof.
5.	Retirement. Retirement shall mean the voluntary termination of employment after attainment of age 65.

Attachment 2
LOSS VALUE PAYMENT ADDENDUM
I. Determination
If the fair market value of the Company’s common stock on the date of grant exceeds the fair market value of the DHC common stock on the date the DAP units vested (as equitably adjusted if the conversion ratio is not 1:1), resulting in the exercise price for the stock options being the fair market value of the Company’s common stock on the date of grant, then Mr. Hendricks shall be eligible for an amount equal to the difference between the two fair market values multiplied by the number of shares subject to the grant.
The foregoing numbers of shares and the common stock fair market values shall be appropriately adjusted for changes in share number pursuant to a stock split and similar restructuring events.
II. Payment
The amount determined under Section I of this Loss Value Addendum shall be paid pro-rata on each option vesting date.